Exhibit 10.24

FIFTH AMENDMENT OF

LEASE AGREEMENT

This Fifth Amendment of Lease Agreement (this “Amendment”) is made as of the 26th day of November, 2012, by and between B-LINE Holdings, L.C., a Utah limited liability company (the “Landlord”), and Medallion Bank, a Utah Industrial Bank (the “Tenant”).

WHEREAS, by an Agreement of Lease dated July 3, 2002 and as amended with four amendments (collectively the “Lease”), Landlord has leased the space known as Suite 510, 515, and 518 (consisting of approximately 6,048 rental square feet (“RSF”)) in the building located at 1100 East 6600 South, Salt Lake City, Utah (the “Building”) to Tenant;

WHEREAS, pursuant to the Lease, the Tenant has a first right to lease additional space on the fifth floor of the Building that becomes available during the term of this Lease;

WHEREAS, Suite 505 in the Building (containing approximately 1,335 RSF (1,178 usable square feet) has come available and Tenant has elected to lease said Suite 505; and

WHEREAS, the parties desire to again amend and extend the Lease pursuant to the following provisions:

NOW, THEREFORE, for and in consideration of the mutual entry into this Amendment, the parties hereto do hereby amend the Lease as follows. It is the parties’ intent that the Lease remains without amendment through November 30, 2012 and then be amended and extended as hereinafter provided.

1. Premises. The Premises shall be Suites 505,510,515 and 518, consisting of approximately 7,383 rentable square feet (“RSF”) (collectively the “Premises”).

2. Base Rent. The Tenant’s “Base Rent” for the Premises shall be:

Term	Base Rental Rate	Annual Base Rent	Monthly Installment
12/1/12 to 11/30/13	$18.50 per RSF/yr	$136,585.50	$11,382.13
12/1/13 to 11/30/14	$19.06 per RSF/yr	$140,719.98	$11,726.67
12/1/14 to 11/30/15	$19.63 per RSF/yr	$144,928.29	$12,077.36
12/1/15 to 11/30/16	$20.22 per RSF/yr	$149,284.26	$12,440.36
12/1/16 to 11/30/17	$20.83 per RSF/yr	$153,787.89	$12,815.66

3. Free Rent. Tenant shall not be required to pay the Base Rent for the month of December, 2012. In addition, the rent for January and February of 2013 will be reduced by $2,058.13 each (resulting in a $9,324.00 per month Base Rent), thus there is free rent for a full three months for the rent attributable to Suite 505.

4. Tenant Improvement Allowance. Tenant shall have an additional Tenant Improvement Allowance equal to $10.00 per RSF as a result of leasing Suite 505 ($13,350.00). Tenant shall give Landlord notice of all proposed tenant improvements and such improvements shall be constructed in accordance with the Lease. Landlord shall be paid a construction management fee of five percent (5%) on any such construction. At Tenant’s election, any Tenant Improvement Allowance which remains after the completion of such tenant improvements may be applied towards the payment of furniture, fixtures and equipment costs or Base Rent or Additional Rent by Tenant giving Landlord thirty (30) days written notice of such election.

5. Parking. Tenant shall have a right to use up to four and one half vehicles for each 1,000 RSF (33 vehicles). None of the spaces will be reserved.

6. Brokers. Landlord shall pay its broker as per their agreement and no other brokerage commissions will be paid by Landlord.

7. Ratification. As amended herein, the parties hereby ratify the Lease and acknowledge that the Lease is in full force and effect.

LANDLORD:

B-Line Holdings, L.C., a Utah limited liability company

By:
Its:	Manager

TENANT:

Medallion Bank, a Utah Industrial Bank

By:
Its:	President

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